Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

November 8, 2021

Amalgamated Financial Corp.

275 Seventh Avenue

New York, New York 10001

Re: Amalgamated Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to Amalgamated Financial Corp., a Delaware public benefit corporation (the “Company”), in connection with the issuance and sale by the Company of $85,000,000 in aggregate principal amount of its 3.250% Fixed-to-Floating Rate Senior Notes due 2031 (the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement, dated November 4, 2021, between the Company and Keefe, Bruyette & Woods, Inc., as the representative of the several underwriters listed therein (the “Underwriting Agreement”). The Notes were offered and sold pursuant to a prospectus supplement, dated November 4, 2021 (the “Prospectus Supplement”), and the accompanying base prospectus dated October 15, 2021 (the “Base Prospectus”, and collectively with the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s effective registration statement on Form S-3 (File No. 333-260076) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be issued under that certain Subordinated Indenture, dated as of November 8, 2021 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of November 8, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined (i) the Registration Statement, (ii) the Prospectus (iii) the Indenture and (iv) the Underwriting Agreement.

In addition to those documents set forth above, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates of officers of the Company, certificates of public officials and other instruments, and we have made such other and further investigations, in each case as we have deemed necessary or appropriate, to enable us to render the opinions set forth herein.

In rendering our opinions set forth below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such documents, (iii) the full legal capacity of natural persons who have executed documents, and (v) the genuineness of all signatures. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Company has duly authorized, executed and delivered the Indenture. It is further our opinion that, when the applicable provisions of the Securities Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with and when the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, as contemplated by the Registration Statement and the Prospectus, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms. Our opinion relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Our opinions herein are limited to the laws of the State of New York, the Delaware General Corporation Law and, to the extent specifically referenced herein, the federal laws of the United States of America. We do not express any opinion herein on the laws of any other jurisdiction.

This letter speaks as of the date hereof. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, which we understand will be incorporated by reference into the Prospectus and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP